Exhibit 99.1

News Release
Media Contact:	Investor Relations:
Doug Holt	Bev Fleming
(312) 557-1571	(312) 444-7811
Doug_Holt@ntrs.com	Beverly_Fleming@ntrs.com

http://www.northerntrust.com

Northern Trust Elects David H. B. Smith Jr. to Board of Directors

Announces Retirement of Harold B. Smith and Arthur L. Kelly

CHICAGO, April 20, 2010 – Northern Trust Corporation (Nasdaq: NTRS) announced today that David H. B. Smith Jr. has been elected to its board of directors. Harold B. Smith and Arthur L. Kelly have stepped down after decades of distinguished service, consistent with retirement age guidelines for directors.

David Smith is executive vice president of policy & legal affairs and general counsel at the Mutual Fund Directors Forum. Previously, he held several positions at the U.S. Securities and Exchange Commission including associate director in the Division of Investment Management. David Smith also serves on the board of directors at Illinois Tool Works Inc.

“We are delighted to welcome David to the board,” Northern Trust Chairman and Chief Executive Officer Frederick H. Waddell said. “Northern Trust will benefit greatly from David’s regulatory and leadership experience in the financial services industry.”

Effective today, Harold B. Smith concluded his service to Northern Trust Corporation’s board of directors after serving for 30 years. Harold Smith is chairman of the executive committee for Illinois Tool Works Inc., where he previously served as president of the company. He also serves as a director of W.W. Grainger Inc. and has served as a trustee of The Northwestern Mutual Life Insurance Company.

“Harold’s broad experience and wise counsel has significantly contributed to Northern Trust’s growth and continued success,” Waddell said. “At the same time, his perspective has been instrumental in upholding Northern Trust’s guiding principles of service, expertise and integrity. We are grateful for his leadership and thank him for his decades of exemplary service to Northern Trust.”

Arthur L. Kelly also stepped down from Northern Trust’s board today after serving as a director for 22 years and lead director since 2009. Kelly is managing partner of KEL Enterprises L.P. Previously, he served as president of LaSalle Steel Company and senior partner-international of A.T. Kearney Inc. He serves as a director of Snap-on Incorporated and Robert Bosch GmbH and has served until recently as a director of Deere & Company and DataCard Corporation, as well as of the Germany-based companies BASF Aktiengesellschaft and Bayerische Motoren Werke (BMW).

“Art’s leadership has proven invaluable throughout his distinguished career, and his international experience has had a tremendous influence on our global business development,” Waddell said. “I express my sincere appreciation for his invaluable contributions to Northern Trust.”

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, banking solutions and fiduciary services for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has offices in 18 U.S. states and 16 international locations in North America, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2010, Northern Trust had assets under custody of US$3.7 trillion, and assets under investment management of US$647.3 billion. For 120 years, Northern Trust has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit www.northerntrust.com.

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